UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2014

Synergy Strips Corp.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55098	99-0379440
(Commission File Number)	(IRS Employer ID Number)

3435 Ocean Park #107-447, Santa Monica, CA 90405

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 8, 2014, the Board of Directors of Synergy Strips Corp. (the “Company”) appointed Mr. Stephen Fryer, age 76, as a member of the Company’s Board of Directors, to hold such position until the Company’s next annual meeting of its stockholders or until his successor(s) are duly elected and qualified. Since April 2003, Mr. Fryer has been the CEO and Managing Partner of SC Capital Partners, Inc., a private micro-market investment banking and private equity intermediary. Prior to joining SC Capital Partners, Inc., Mr. Fryer was a consulting investment banker with Grant Bettingen, Inc., a broker-dealer based in California, from January 2001 to March 2003. From May 1989 to August 1997, Mr. Fryer was the Principal and Managing Director of Ventana International, Ltd., a venture capital and private investment banking firm with operations and investors in the United States, Latin America, Europe and Asia. Mr. Fryer earned a B.S. in Mechanical Engineering, with a minor in Economics, from the University of Southern California.

On December 8, 2014, the Board of Directors of the Company appointed Mr. Paul SoRelle, age 58, as a member of the Company’s Board of Directors, to hold such position until the Company’s next annual meeting of its stockholders or until his successor(s) are duly elected and qualified. Since November 1999, Mr. SoRelle has been the CEO and Managing Partner of Pioneer Press of Greeley, Inc., a commercial offset printing company. Prior to joining Pioneer Press, Mr. SoRelle worked in the gaming business as well as the retail gasoline and convenience store business.

On December 8, 2014, the Board of Directors of the Company appointed Mr. Jack Ross as the Chairman of the Board of Directors of the Company, effective immediately.

There were no arrangements or understandings between Messrs. Fryer, SoRelle, or Ross and any other person pursuant to which Messrs. Fryer, SoRelle, or Ross were appointed as a member of the Company’s Board of Directors and there are no related party transactions between Messrs. Fryer, SoRelle, or Ross and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNERGY STRIPS CORP.

Date: December 10, 2014	/s/ Jack Ross
Jack Ross President and Chief Executive Officer